FOR IMMEDIATE RELEASE

Contact: Dan A. Chila, EVP and Chief Financial Officer,
         Sun Bancorp, (856) 691-7700

                          SUN BANCORP COMPLETES MERGER
                      WITH COMMUNITY BANCORP OF NEW JERSEY

VINELAND, NJ, July 8, 2004 - Sun Bancorp, Inc. (NASDAQ: SNBC) announced today it completed the merger with Community Bancorp of New Jersey and its subsidiary Community Bank of New Jersey ("Community"). Community's eight branches in Monmouth County will open as Sun National Bank ("Sun") branches on Friday, July 9, 2004.

         With the close of the merger, Sun now has 11 locations in Monmouth County. This brings the total number of Sun branches to 84, located in 12 central and southern New Jersey counties, Philadelphia, Pennsylvania and New Castle County in Delaware, and increases Sun's total assets to approximately $3 billion. In the third quarter, Sun will expand its reach with the opening of two new branches acquired in the merger currently under construction in Holmdel and Old Bridge, New Jersey.

         "Sun National Bank has always been dedicated to growing our presence in the communities we serve, and the merger with Community Bank of New Jersey allows us to enhance and expand our position and commitment to Monmouth County and central New Jersey," said Thomas A. Bracken, president and chief executive officer of Sun Bancorp, Inc. and its wholly owned subsidiary Sun National Bank. "These new branches help Sun achieve our mission to be the premier community bank in every community we serve."

         Customers of the new branches will benefit from Sun's broad range of banking products and services, as well as Sun's regional banking philosophy.

                                     -more-

Sun Completes Merger with Community Bank                             Page 2 of 2

         The completion of the Agreement and Plan of Merger whereby Sun acquired Community and its subsidiary Community Bank of New Jersey is a stock-for-stock exchange merger valued at approximately $69.3 million.

         Sandler O'Neill, New York City, acted as financial advisor and Malizia Spidi & Fisch, PC, Washington, D.C., acted as legal advisor to Sun in connection with the merger.

         Sun Bancorp, Inc. (NASDAQ: SNBC) is headquartered in Vineland, NJ. Its primary subsidiary, Sun National Bank, serves customers through more than 80 Community Banking Centers in southern and central New Jersey, New Castle County in Delaware, and in Philadelphia, PA. The deposits of the bank are insured up to the legal maximum by the Federal Deposit Insurance Corporation. For more information about Sun National Bank, visit the website at www.sunnb.com.

         The foregoing material may contain forward-looking statements. We caution that such statements may be subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements. Sun and Community do not undertake, and specifically disclaim, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

                                      # # #